Exhibit 99.1

GRI Bio Announces Positive Topline Data from its Phase 2a Study in Idiopathic Pulmonary Fibrosis (“IPF”)

Study met its primary endpoint demonstrating that GRI-0621 was well tolerated over 12 weeks of treatment, with no drug-related severe or serious adverse events and no increase in GI issues when used with existing approved treatments

Study met its secondary endpoints and demonstrated improvement in biomarkers of collagen turnover, suggesting a resolution of fibrosis and repair of the alveolar basement membrane

GRI-0621 demonstrated increases in forced vital capacity (FVC) at 6 and 12 weeks of treatment

39% of GRI-0621 treated subjects experienced an increase in FVC at 12 weeks compared to 80% of subjects treated with placebo experiencing a decline in FVC at 12 weeks

LA JOLLA, CA, December 10, 2025 -- GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of immune cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today announced positive topline data from the Phase 2a GRI-0621-IPF-02 clinical trial evaluating GRI-0621 for the treatment of Idiopathic Pulmonary Fibrosis (“IPF”). The study met its primary endpoint and secondary endpoints demonstrating that GRI-0621 was well tolerated over a 12-week treatment period, consistent with earlier studies evaluating over 1,700 subjects treated for up to a year. Subjects treated with GRI-0621 also displayed improvements in serum biomarkers of collagen turnover suggesting fibrosis resolution and induction of an alveolar basement membrane repair mechanism.

“Treatment of patients with IPF in the GRI-0621 Phase 2a trial was observed to be safe and well tolerated through the completion of the 12-week study,” said Toby Maher, MD, PhD, Professor of Clinical Medicine, Keck School of Medicine, USC Los Angeles. “Secondary endpoints related to the effect of GRI-0621 on biomarkers associated with disease progression provided evidence that GRI-0621 maintains a net anti-fibrotic effect compared to standard of care. Lastly, FVC improved in patients treated with GRI-0621, with more patients experiencing an increase at 12 weeks than with standard of care. We look forward to watching the clinical advancement of GRI-0621 as a potential treatment for patients with IPF.”

Study Met Its Primary Endpoint, Demonstrating a Safety Profile Differentiated From Existing Treatment Options

No safety or tolerability concerns were observed in the subjects enrolled at 12 weeks of treatment, with dry skin, dry lips, muscle and joint pain as the most common adverse events reported. There were no increases in cough (0% in the GRI-0621-treated arm compared to 25% in the placebo arm) or gastrointestinal disorders reported in the GRI-0621 arm compared to the placebo arm (diarrhea reported in 13% versus 33%, respectively). 80% of the subjects enrolled were taking background pirfenidone or nintedanib.

Study Met Secondary Endpoints Suggestive of Disease-Modifying Activity, Reversing Fibrosis and Inducing a Lung Repair Mechanism

Subjects treated with GRI-0621 also displayed improvements in serum biomarkers of collagen turnover, suggesting fibrosis resolution and induction of an alveolar basement membrane repair mechanism. PRO-C6, a biomarker of type VI collagen synthesis, was observed to decrease from baseline (-3%) in GRI-0621 treated subjects and increase (+12%) in subjects treated with placebo and standard of care. C6M, a biomarker of type VI collagen degradation, was observed to increase from baseline (+6%) in GRI-0621 treated subjects and decrease (-3%) in subjects treated with placebo and standard of care. The type VI collagen remodeling rate shifted from fibrogenic (+10%; continued worsening of fibrosis) in placebo-treated subjects to fibrolytic (-7%; resolution of fibrosis), suggestive of GRI-0621 inducing resolution of fibrosis in treated subjects compared to continued worsening of fibrosis in subjects treated with placebo and standard of care.

Destruction of the alveolar basement membrane is a hallmark of IPF, and type IV collagen synthesis, and repair of the basement membrane, is a crucial step in lung tissue repair. PRO-C4, a biomarker of type IV collagen synthesis, was observed to increase from baseline (+9%) in GRI-0621 treated subjects and decrease (-2%) in subjects treated with placebo and standard of care. C4Ma3, a biomarker of type IV collagen degradation, was observed to decrease in GRI-0621 treated subjects compared to subjects treated with placebo and standard of care (10% vs 24%, respectively). The type IV collagen remodeling rate shifted from fibrolytic (-16%; continued destruction of the basement membrane) in placebo-treated subjects to neutral (0%) in GRI-0621 treated subjects, suggestive of GRI-0621 inducing a lung tissue repair mechanism and repair of the alveolar basement membrane compared to placebo-treated subjects.

Interestingly, the alveolar basement membrane repair mechanism is supported by differential gene expression data of AT1 cell re-epithelialization of the basement membrane. GRI-0621 was observed to significantly reduce DLK1 (-6.46 LogFC; FDR 0.0003), a gene involved in lung epithelial AT2 cell fate plasticity and regeneration of alveolar AT1 cells (Sawhney, et al. (2025) Nat Commun 16, 8924; Li, et al. (2025) Resp Res 26 188), another critical step in alveolar basement membrane repair, compared to subjects treated with placebo and standard.

Reductions in neutrophil and macrophage activity (immune cell biomarkers upregulated in IPF and associated with disease progression) and downregulation of genes associated with fibrosis, disease progression and mortality were also observed in patients treated with GRI-0621 compared to placebo-treated subjects.

“The positive Phase 2a results represent an important milestone for our IPF program and a compelling early signal of GRI-0621’s disease-modifying potential. IPF remains one of the most devastating respiratory diseases, with limited treatment options and a significant need for therapies that can do more than slow decline and address the underlying biology of the disease,” commented Marc Hertz, PhD, Chief Executive Officer of GRI Bio. “In addition to a favorable safety and tolerability profile, GRI-0621 demonstrated meaningful improvement in biomarkers suggesting fibrosis resolution and repair of the alveolar basement membrane. These results reinforce our belief in GRI-0621’s differentiated mechanism and support its potential to go beyond slowing disease progression by directly impacting core drivers of IPF. With this mechanistic proof-of-biology in hand, we are well-positioned to advance toward the next stage of development. We believe GRI-0621 could represent a truly meaningful advance in the IPF treatment landscape, with the potential to create significant value for patients and shareholders alike.”

Study Met Exploratory Endpoints Demonstrating Increased Forced Vital Capacity, With Twice as Many Subjects Observed to Have No Decline in FVC Compared to Standard of Care at 12 Weeks

Placebo-adjusted changes from baseline in FVC increased by 99 ml in the GRI-0621-treated arm and a 139 ml increase in the subset taking both GRI-0621 and standard of care compared to placebo plus standard of care. Spirometry is subject to large visit-to-visit variability and is dependent on the individual’s effort, often resulting in data outliers. To minimize the impact of outliers in the dataset, a post hoc data analysis was performed excluding the datapoints with the largest gain or loss in FVC over 12 weeks from both arms. The results of this analysis demonstrated an increase in placebo-adjusted change from baseline in FVC of 54 ml in the GRI-0621-treated arm and an increase of 81 ml in the subset taking both GRI-0621 and standard of care. Overall, 39% of GRI-0621 treated subjects experienced an increase in FVC at 12 weeks compared to 80% of subjects who experienced a decline in FVC at 12 weeks in the placebo-treated arm.

The Phase 2a, randomized, double-blind, multinational, multi-center, placebo-controlled, parallel-design, 2-arm study enrolled 35 subjects with IPF who were randomized in a 2:1 ratio for GRI-0621 4.5mg or a placebo. GRI-0621 dose of 4.5mg was compared with a dose of placebo following once daily oral administration for 12 weeks. Concurrently, a sub-study examined the number and activity of immune cells in bronchoalveolar lavage (“BAL”) fluid in 8 subjects (across various centers). The primary endpoint for the Phase 2a study was safety and tolerability of oral GRI-0621 as assessed by clinical labs, vital signs and adverse events after 12 weeks of treatment. Secondary endpoints were baseline changes in serum biomarkers collected at week 6 and week 12; an assessment of the pharmacokinetics (PK) of GRI-0621 at the week 12 visit of treatment (steady state); and a determination of the pharmacodynamic activity of oral GRI-0621 as measured by inhibition of immune cell activation in blood after 6 weeks and 12 weeks, and from BAL fluid after 12 weeks of treatment in the sub-study. Additional exploratory endpoints for the study included assessment of the effect of GRI-0621 on pulmonary function at baseline and after 6 weeks and 12 weeks of treatment and flow cytometry and differential gene expression at various time points. These results show that GRI-0621’s receptor selectivity is consistent with the toxicity profile observed in earlier studies evaluating oral tazarotene in over 1,700 patients treated for up to 52 weeks.

For more information about the Phase 2a study, please visit clinicaltrials.gov and reference identifier NCT06331624.

About GRI Bio, Inc.

GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of Natural Killer T (“NKT”) cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an RARβγ agonist shown to inhibit the activity of key immune cells, like iNKT cell activity, and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 diverse NKT (“dNKT”) agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the timing of initiation or completion of clinical trials and availability of resulting data, the potential benefits and impact of the Company’s clinical trials and product candidates and any implication that the data or results observed in preclinical trials or earlier studies, topline or interim data or trials will be indicative of results of later studies or clinical trials or final data, the Company’s beliefs and expectations regarding potential shareholder value and future financial performance, the Company’s beliefs and estimates about its cash and available resources and its ability to fund its planned operations through any particular date, the Company’s beliefs about the timing and outcome of regulatory approvals and potential regulatory approval pathways, the Company’s expected milestones future milestones, and the Company’s beliefs and expectations regarding the sufficiency of its existing cash and cash equivalents to fund its planned operations, its ability to raise additional funds, which may not be available to the Company on acceptable terms, or at all, and capital expenditure requirements. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on The Nasdaq Capital Market and to comply with applicable listing requirements; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for its respective products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and their respective ability to serve those markets, either alone or in partnership with others; (9) the failure to achieve any milestones or receive any milestone payments under any agreements; (10) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (11) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents and its ability to obtain any expected patent term extensions, adjustments, exclusivities or disclaimers; and (12) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 14, 2025 and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(908) 824-0775
GRI@jtcir.com